Exhibit Index

Exhibit Number Exhibit Description

2.1 Purchase and Exchange Agreement by and between Crompton Corporation and General Electric Company, dated as of April 24, 2003 (incorporated by reference to Exhibit 99.2 to the Registrant's Form 8-K dated April 25, 2003).